Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Lipella Pharmaceuticals Inc.

Pittsburgh, PA

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Lipella Pharmaceuticals Inc. on Form S-1 (Registration No. 333-266397) of our report dated March 31, 2023, relating to the financial statements of Lipella Pharmaceuticals Inc., which appears in the Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in that Registration Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

April 3, 2023